Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Vivic Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, $0.001 per share, to be sold by Registrant	457(o)	10,000,000	$1.00	$10,000,000	0.0000927	$927
	Common shares, $0.001 per share, to be sold by selling shareholders	457(a)	10,986,204	$1.05	$11,535,514	0.0000927	$1,069

Total Offering Amounts					$21,535,514		$1,996

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), Common share, $0.001 par value per share being registered for shares to be offered by the registrant and to be sold by the selling stockholders.